Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Board of Directors

New Source Energy GP, LLC

Oklahoma City, Oklahoma

We hereby consent to the references to Ralph E. Davis Associates, Inc., to the inclusion of our estimates of reserves contained in our report entitled “New Source Energy Partners Estimated Reserves and Income as of July 1, 2012” and to the specific references to Ralph E. Davis Associates, Inc. as the independent petroleum engineering firm in the Registration Statement on Form S-1 to be filed with the United States Securities and Exchange Commission on or about December 31, 2012.

Yours truly,

RALPH E. DAVIS ASSOCIATES, INC.

By:	/s/ Allen C. Barron
Allen C. Barron, P.E. President

Houston, Texas

December 31, 2012